Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference on Form S-3ASR (Registration No. 333-223764) and the Registration Statements on Form S-8 (Registration Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708, 333-206160, 333-234166 and 333-239309) of Simmons First National Corporation (the Company) of our report dated February 25, 2021, on our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2021, on our audit of the internal control over financial reporting of the Company as of December 31, 2020, which report is included in this annual report on Form 10-K.

BKD, LLP /s/ BKD, LLP
Little Rock, Arkansas
February 25, 2021